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                                                                    EXHIBIT 2.2



                                   DATED 1998
                                         ----




                   ALBATRONICS (FAR EAST) COMPANY LIMITED (1)

                          NAM TAI ELECTRONICS, INC. (2)

                                       AND

              THE PERSONS WHOSE NAMES ARE LISTED IN SCHEDULE 1 (3)






                  --------------------------------------------

                  SUBSCRIPTION AGREEMENT RELATING TO SHARES OF
                     ALBATRONICS (FAR EAST) COMPANY LIMITED

                  --------------------------------------------



                                 J O H N S O N

                                 S T O K E S &

                                 M A S T E R



                         in association with Norton Rose
                              Solicitors & Notaries
                          17th Floor, Prince's Building
                                 10 Chater Road
                                    Hong Kong

                  (PJS-Ewin-771150/1-Nam Tai-Subscription Agt)


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                                    CONTENTS


Clause                                                                                          Page
------                                                                                          ----
1.       Interpretation..........................................................................1

2.       Conditions..............................................................................4

3.       Subscription............................................................................5

4.       Completion..............................................................................6

5.       The Press Announcement..................................................................7

6.       Warranties..............................................................................7

7.       NT's Rights.............................................................................11

8.       Period between Exchange and Completion..................................................11

9.       Costs and Expenses......................................................................12

10.      Time of the Essence.....................................................................12

11.      Announcements...........................................................................12

12.      Notices.................................................................................12

13.      Governing Law...........................................................................14

Execution........................................................................................14

Schedule 1 - Names and Addresses of Warrantors...................................................16

Schedule 2 - Details of the Company..............................................................17

Schedule 3 - Warranties..........................................................................19






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THIS AGREEMENT is made on               , 1998 BETWEEN:

(1) ALBATRONICS (FAR EAST) COMPANY LIMITED a company incorporated in Hong Kong with limited liability and having its registered office at Unit No.4, 5th Floor, Block A, Po Lung Centre, No.11 Wang Chiu Road, Kowloon Bay, Hong Kong (the "Company");

(2) NAM TAI ELECTRONICS, INC. a company incorporated in the British Virgin Islands with limited liability and having its registered office at McW. Todman & Co., McNamara Chambers, P.O. Box 3342, Road Town, Tortola, the British Virgin Islands ("NT"); and

(3) The parties whose names and addresses are set out in Schedule 1 (the "Warrantors").

WHEREAS:

(A) The Company was incorporated with limited liability under the Companies Ordinance (Cap.32 of the laws of Hong Kong). Full details of the Company are set out in Schedule 2.

(B) The Company has at the date of this Agreement an authorised share capital of HK$30,000,000 divided into 300,000,000 Shares of which 200,000,000 Shares have been issued and are fully paid.

(C)      All of the issued Shares are currently listed on the Stock Exchange.

(D) NT and the Company have agreed that the Company will issue and NT (either directly or through up to two of its wholly-owned subsidiaries) shall subscribe for the New Shares on and subject to the terms and conditions hereinafter appearing.

NOW IT IS HEREBY AGREED as follows:

1.       INTERPRETATION

1.01 In this Agreement (including the Recitals hereof) unless specifically provided otherwise or the context otherwise requires:

         (a)      the following expressions shall have the following meanings:

                  "Accounts" means the audited consolidated balance sheet of the Company as at 31st March 1998, the audited consolidated profit and loss account of the Company for the year ended 31st March 1998 and the consolidated cash flow statement of the Company for the year ended 31st March 1998;

                  "business day" means a day, excluding a Saturday, when commercial banks are generally open for business in Hong Kong SAR;


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                  "Code" means the Code on Takeovers and Mergers;

                  "Conditions" means the conditions set out in Clause 2.01;

                  "Completion" means completion of the allotment and issue of the New Shares in accordance with Clause 4 under this Agreement;

                  "Circular" means the circular to shareholders of the Company in relation to, inter alia, the Subscription and the Placing;

                  "Disclosure Letter" means the letter of even date from the Warrantors to NT handed over by the Company to NT immediately prior to entry into this Agreement containing disclosures against the Warranties;

                  "Executive" means the Executive Director of the Corporate Finance Division of the SFC or any delegate of the Executive Director (in each case acting in the capacity of "Executive" under the Code);

                  "Group" means the Company and its subsidiaries;

                  "Hong Kong SAR" means the Hong Kong Special Administrative Region of the PRC;

                  "HK$" means the local currency of Hong Kong SAR;

                  "Listing Rules" means the Rules Governing the Listing of Securities on the Stock Exchange;

                  "Management Accounts" means the unaudited management accounts of the Group for the financial period ended 31st July, 1998 and initialled by the Company and NT for identification purpose;

                  "New Shares" means the 200,002,000 new Shares to be allotted and issued to the Subscriber(s) pursuant to the terms of this Agreement;

                  "PRC" means People's Republic of China;

                  "Placing" means the placing of the Placing Shares by the Company on the terms set out in the Placing Agreement;

                  "Placing Agreement" means the agreement of even date between, inter alia, the Company, the Warrantors and Standard Capital Brokerage Limited;

                  "Placing Shares" means the 43,306,000 Shares to be placed pursuant to the Placing;



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                  "Press Announcement" means the press announcement pertaining to the Subscription and the Placing and to be released jointly by the Company and NT, in the agreed form;

                  "SFC" means the Securities and Futures Commission;

                  "Share(s)" means share(s) of HK$0.10 each in the capital of the Company;

                  "Stock Exchange" means The Stock Exchange of Hong Kong
                  Limited;

                  "Subscriber(s)" means NT and/or such one or more wholly-owned subsidiaries of NT as NT shall nominate to subscribe for the New Shares by notice in writing given to the Company at least 3 business days prior to the date of Completion (if more than one such wholly-owned subsidiary shall be nominated, each such subsidiary shall be a "Subscriber" and all such subsidiaries (together with NT, if relevant) shall together be the "Subscribers");

                  "Subscription" means the subscription of the New Shares by the Subscriber(s) under this Agreement;

                  "Taxation" means all forms of tax, duty, rate, levy or other imposition whenever and by whatever authority imposed and whether of the PRC (including Hong Kong SAR), Japan or elsewhere, including (without limitation) profits and income tax (whether required to be deducted or withheld from or accounted for in respect of any payment) salaries tax, property tax, estate duty, capital gains tax including PRC Capital Gains Tax), capital transfer tax, development land tax, value added tax, customs duties, excise duties, rates, stamp duty, capital duty and any other taxes, levies, duties, charges, imposts or withholdings corresponding to, similar to, replaced by or replacing any of them together with any interest, penalty or fine in connection with any such taxation and regardless of whether any such taxes, levies, duties, imposts, charges, withholdings, penalties or interest are chargeable directly or primarily against or attributable directly or primarily to the company concerned or any other person and of whether any amount in respect of any of them is recoverable from any other person (and including any liability in relation to failure to meet any withholding tax obligation for any third party's PRC Capital Gains Tax liability); and

3.       "Warranties" means the representations and warranties contained in
         Schedule 3.

1.02 References to clauses and schedules are to the clauses of and schedules to this Agreement.

1.03     In this Agreement, unless the context requires otherwise:-



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         (a)      the index and clause and schedule headings are inserted for convenience only and do not affect its interpretation;

         (b) the schedules form part of this Agreement and have the same force and effect as if expressly set out in the body of this Agreement and any reference to this Agreement shall include the schedules;

         (c)      words in the singular include the plural, and vice versa;

         (d) a reference to a person includes a reference to a firm, a body corporate, an unincorporated association or authority;

         (e) a reference to a person includes a reference to his executors, administrators, successors (including, but not limited to, persons taking by novation) and assigns;

         (f) a reference to a document in an agreed form means a form initialled by or on behalf of the parties simultaneously with the execution of this Agreement; and

         (g) a reference to a balance sheet or profit and loss account or cash flow statement includes a reference to any note forming part of or attached to it.

1.04 Where any of the Warranties is qualified by the expression "to the best of the knowledge, information and belief of the Warrantors" or any similar expression, that Warranty is deemed to include an additional representation that it has been made after due, diligent and careful inquiry and that each of the Warrantors has used all his reasonable endeavours to ensure that all information given in the Warranty is true, complete and accurate in all material respects.


2.       CONDITIONS

2.01 Completion of this Agreement is conditional upon on or before 30th November 1998 (or such later date as may be agreed in writing between the parties):

         (a) the Listing Committee of the Stock Exchange granting listing of and permission to deal in the New Shares (subject only to issue);

         (b) the authorised share capital of the Company being increased from HK$30,000,000 to HK$100,000,000 by the addition of 700,000,000 new Shares;

         (c) the passing of an ordinary resolution (on a poll) by an independent vote (as defined in Note 1 of Notes on dispensation from Rule 26 of the Code) of the shareholders at an extraordinary general meeting of the Company, authorising the allotment and issue of the New Shares and approving the "white-wash waiver" referred to in Clause 2.01(d) below;



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         (d)      following a vote of the independent shareholders at an
                  extraordinary general meeting of the Company referred to in Clause 2.01(c) above, the Executive granting a "white-wash waiver" waiving any obligation on the part of NT and parties acting in concert with it to make a general offer under Rule 26 of the Code as a result of the Subscription;

         (e) the Placing Agreement becoming unconditional save in relation to any matter which is conditional or contingent upon Completion;

         (f) the Shares remaining listed and traded on the Stock Exchange on the day immediately before the date of Completion;

         (g) no notification being received by the Company prior to the date of Completion from the Stock Exchange or the SFC to the effect that the listing of the Shares on the Stock Exchange will or is likely to be withdrawn as a result of completion of the Subscription and/or of the Placing Agreement and NT being reasonably satisfied on the date immediately prior to the date of Completion that such listing will not be withdrawn for any reason including (without limiting the generality of the foregoing) by reason of an inadequate percentage of the Company's issued share capital being in public hands as a result of completion of the Subscription and/or of the Placing Agreement;

         (h) confirmation in terms reasonably satisfactory to NT being obtained from the banking and financial institutions to whom more than 50% of the Group's indebtedness outstanding as at the date of this Agreement that they will continue after Completion to extend banking facilities to the Group and will not seek to terminate such facilities or demand immediate repayment of any such facilities before or immediately after Completion;

         (i) confirmation in terms reasonably satisfactory to NT being obtained from Sony Electronics Device Hong Kong Company Limited that Completion will not materially adversely affect its continuing business relationship with the Group and if such conditions have not been fulfilled or in the case of conditions (d), (f), (g), (h) and (i) waived by NT then this Agreement and all rights and obligations hereunder will cease and terminate and no party shall have any liability under them (without prejudice to the rights of any such parties in respect of any antecedent breaches).

2.02 The Company and NT shall use their respective reasonable endeavours to procure that the Conditions are satisfied not later than the date specified in sub-clause 2.01 and no party is entitled to withdraw from this Agreement before the date unless the Conditions have become incapable of fulfillment.


3.       SUBSCRIPTION



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3.01     NT shall subscribe (or procure up to 2 of its wholly-owned subsidiaries which have been duly nominated to be the Subscriber(s) by notice in writing given to the Company at least 3 business days prior to the date of Completion) and the Company shall allot and issue such New Shares fully paid and free from all liens, charges, security interests, encumbrances and adverse claims and the New Shares shall rank pari passu in all respects with the Shares in issue at the date hereof including ranking for payment of any dividend declared after the date hereof.

3.02 The subscription price of each of the New Shares shall be HK$0.35 per Share aggregating HK$70,000,700.


4.       COMPLETION

4.01 Completion shall take place at 10/F., Hutchison House, 10 Harcourt Road, Central, Hong Kong at 12:00 noon on the second Business Day after the Conditions shall have become fulfilled (save as regards fulfillment or waiver of conditions (f) and (g) and provided all the other Conditions have been fulfilled or waived by then) and is subject to completion of the Placing taking place simultaneously with Completion.

4.02 At Completion, in addition to the events set out in Clause 4.03 below, the Company shall procure that a board meeting of the Company shall be held at which such number of persons nominated by NT by notice in writing given to the Company at least 2 business days prior to the date of Completion as will comprise a majority on the board of the Company shall be appointed as directors of the Company with effect from Completion.

4.03     At Completion:-

         (a) NT will pay to the Company, or procure the payment to the Company of the sum of HK$70,000,700 such payment to be made by banker's cashier order or by RTGS (real time gross settlement) or via CHATS (Clearing House Automated Transfer System operated for the time being by Hong Kong Interbank Clearing Limited) (or in such form as may be agreed between the parties);

         (b) NT will deliver to the Company a duly executed written application by the Subscriber(s) to subscribe for the New Shares in a form reasonably satisfactory to the Company;

         (c) NT will deliver to the Company a certified copy of resolutions of the board of directors of NT (in a form reasonably satisfactory to the Company) of its authority for the execution and performance of this Agreement; and

         (d)      the Company will deliver to NT :-

                  (i) a certified copy of resolutions of the board of directors of the Company (or a duly authorised committee thereof) duly approving the allotment


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                           and issue of the New Shares (subject to payment of
                           the subscription moneys in accordance with Clause
                           4.03 (a)) and appointing as directors of the Company the persons nominated by NT as referred to in Clause 4.02;

                  (ii) evidence reasonably satisfactory to NT that conditions set out in sub-clause 2.01(a), (b), (c),
                           (d), (e) , (h) and (i) have been fulfilled (unless if relevant waived by NT); and

                  (iii) a share certificate or certificates for the New Shares in the name(s) of the Subscriber(s).


5.       THE PRESS ANNOUNCEMENT

         The parties hereby authorise the release for publication of the Press Announcement subject to Clause 11 and each of the Stock Exchange and the SFC confirming that it has no further comments thereon, immediately following signing by all the parties this Agreement.


6.       WARRANTIES

6.01 The Warrantors jointly and severally represent and warrant to NT in the terms set out in Schedule 3 and accept that NT is entering into this Agreement in reliance upon the terms of the Warranties.

6.02     Each Warranty:

         (a) shall be construed as a separate Warranty and (save as expressly provided to the contrary) shall not be limited or restricted by reference to or inference from the terms of any other Warranty or any other terms of this Agreement; and

         (b) shall be given subject to the matters fairly disclosed in the Disclosure Letter, and this Clause 6 and shall be deemed to be repeated as at Completion with reference to the facts and circumstances then existing.

6.03     The Warrantors undertake that:

         (a) they will from time to time, forthwith disclose in writing to NT any event, fact or circumstance which may become known to any of them after the date hereof and which is materially inconsistent with any of the Warranty or which could reasonably be expected materially to affect a subscriber for value of any of the New Shares or which may entitle NT to make any claim under this Agreement; and

         (b) they will not, and will procure that no company in the Group will, do or omit to do anything which may cause any of the Warranties to be untrue at any time prior to or on Completion.

6.04 The rights and remedies of NT in respect of a breach of any of the Warranties shall not be affected by Completion, by any investigation made by or on behalf of NT into the affairs of any member the Group, by the giving of any time or other indulgence by the NT to any person, by the NT rescinding or not rescinding this Agreement, or by any other cause whatsoever except a specific waiver or release by the NT in writing; and any such waiver or release shall not prejudice or affect any remaining rights or remedies of the NT.

6.05     NT acknowledges to and agrees with each of the Warrantors that:-

         (a) the Warranties are the only representations, warranties or other assurances of any kind given by or on behalf of the Warrantors or any of them and on which NT may rely in entering into and performing this Agreement;

         (b) no other representation, warranty, statement, promise, forecast or projection made by or on behalf of the Warrantors or any of them may be relied on or form the basis of, or be pleaded in connection with, any claim by NT under or in connection with this Agreement;

         (c) any claim by NT in connection with the Warranties (a "Warranty Claim") shall be subject to the following provisions of this Clause 6; and

         (d) at the time of entering into this Agreement, various pieces of information have been provided to NT pursuant to the information request dated 10th September, 1998 prepared by Johnson Stokes & Master which information has not been reviewed by NT or by its advisers. Subject to the contents of such information, NT is not aware of any matter or thing which is not disclosed or mentioned in the Disclosure Letter or in this Agreement or the Press Announcement and which is inconsistent with the Warranties or constitutes a breach of any of them.

6.06     NT shall not be entitled to make any Warranty Claim:-

         (a) in respect of any fact which has been fully, fairly and specifically disclosed to NT in the Disclosure Letter or would have been disclosed by a search made before the date of this Agreement at the Hong Kong Companies Registry or any other public office or registry in Hong Kong;

         (b) if NT knew prior to entry into this Agreement that the Warranty in question was untrue, misleading or had been breached;

         (c) to the extent that provision, reserve or allowance for the matter or liability which would otherwise give rise to the claim in question has been made in the Accounts or the Management Accounts or is otherwise taken account of in the Accounts or the Management Accounts;

         (d) if the Warranty Claim would not have arisen but for a change in legislation announced or enacted after the date of its Agreement (whether relating to taxation, rates of taxation or otherwise) whether or not the change purports to be effective retrospectively in whole or in part;

         (e) to the extent that the Warranty Claim arises as a result of any change after Completion in the accounting bases on which the Company values its assets; or

         (f) to the extent occasioned by any act or omission of NT after Completion;

         and to the extent that any Warranty Claim is increased as a result of any of the matters set out in this Clause 6.06, the Warrantors shall not be liable in respect of any amount by which such Warranty Claim is so increased.

6.07 The Warrantors shall have no liability for breach of any Warranty which may have an effect on the consolidated net asset value of the Company unless

         (a) as a result of the breach of one or more of the Warranties the consolidated shareholders funds (i.e. the consolidated net assets) of the Company as at 31st July 1998 is reduced (as a result of a breach of any of the Warranties) by more than HK$250,000,000; or

         (b) the claim relates to the period after 31st July 1998 but before Completion, when no claim will be made unless all such claims relating to such period aggregate at least HK$500,000.

6.08 Any liability of the Warrantors under or in respect of the Warranties shall be reduced by an amount equal to:

         (a) the value or additional value of any fixed assets held by the Company at Completion which are not included in the Accounts or the Management Accounts;

         (b) the amount of or by which any Taxation for which the Company is or would otherwise be accountable is reduced or extinguished as a result of a Warranty Claim giving rise to such liability of the Warrantors;

         (c) the amount by which any provision, reserve or allowance for Taxation (not being a provision, reserve or allowance for deferred Taxation), bad or doubtful debts or contingent or other liabilities in the Accounts proves after Completion to have been excessive, save by reason of a reduction in rates of Taxation; and

         (d) the amount of any credits, recoveries or other benefits which have been or will be received or obtained by the Company because of or arising from any transaction, matter or thing giving rise to such liability of the Warrantors.

6.09 If NT becomes aware of a matter or thing which could give rise to a Warranty Claim, NT will use all reasonable endeavours to the Warrantors as soon as reasonably practicable after NT becoming aware of those facts if the Warranty Claim in question is as a result of or in connection with a liability and NT shall procure that the Company makes available to the Warrantors at the cost of the Warrantors) all such information as the Warrantors may reasonably require for the purpose of avoiding, contesting, disputing, resisting, appealing or comprising any such liability.

6.10 The Warrantors shall cease to have any liability under or in respect of the Warranties on the first anniversary of the Completion Date save in respect of a Warranty Claim of which NT gives notice to the Warrantors before such anniversary.

6.11 Nothing in this Agreement shall (or shall be construed to) release NT from its duty to mitigate its loss in respect of any breach of the Warranties.

6.12 If NT receives from the Warrantors an amount pursuant to any claim in respect of a breach of any of the Warranties and NT subsequently recovers from a third party a sum which is referable directly to such a claim, NT shall forthwith pay to the Warrantors the sum it has recovered from the third party to the extent that the aggregate of the sum received from the Warrantors and the sum received from the third party exceeds the aggregate of (i) the amount of the loss suffered by NT with respect to such claim and (ii) any costs and expenses incurred by NT in obtaining such sum from the third party.

6.13 The provisions of this Clause 6 shall have effect notwithstanding any other provision of this Agreement.

6.14     NT hereby represents and warrants that:-

         (a) as at the date of this Agreement and at the Completion Date, NT is and shall remain an independent third party not connected with the Company or any of the directors, chief executives or substantial shareholders of the Company or any of its subsidiaries or their respective associates (as defined in the Listing Rules). NT hereby agrees and acknowledges that the Company is entering into the Agreement in reliance upon the representation and warranty made by it under this Clause 6.14; and

         (b) neither NT nor any person acting in concert (as defined in the Code) with it has acquired voting rights (as defined in the
                  Code) in the Company in the 6 months prior to the date hereof.

7.       NT'S RIGHTS

7.01 If before Completion (i) NT becomes aware that any of the Warranties was at the date of this Agreement, or has since become, untrue or misleading in any material respect or that the Warrantors are in breach of any term of this Agreement in any material respect; or (ii) that the Placing Agreement has been amended or any term of the Placing Agreement waived without the prior written consent of NT; NT shall be entitled to rescind this Agreement without liability to the Company or the Warrantors.

7.02 Subject to the provisions of Clause 7.01, the rights, including rights of rescission, conferred on NT by this Agreement are in addition and without prejudice to all other rights and remedies available to NT; and no exercise or failure to exercise a right under this Agreement or otherwise or to invoke a remedy shall constitute a waiver of that right or remedy by NT.


8.       PERIOD BETWEEN EXCHANGE AND COMPLETION

8.01 The Warrantors undertake, unless and until this Agreement lapses or unless specifically contemplated by this Agreement, that until Completion that they will use their respective reasonable endeavours (where a Warrantor is a director of the Company, subject to his fiduciary duties) to procure that except with the prior written approval of NT, which approval shall not be unreasonably withheld or delayed:-

         (a) the business of the Group will be carried on in the ordinary and normal course and that no amendment will be made to the Company's constitutional documents;

         (b) no alteration will be made to the Company's authorised and issued share capital and no options or rights shall be granted in respect of the same under the Company's executive share option scheme or otherwise;

         (c) no member of the Group will enter into any service agreement with any director of a member of the Group and no amendment will be made to any such existing agreement;

         (d) no dividend, distribution or bonus will be declared, paid or made in respect of the profits or capital of the Company or any of its non-wholly owned subsidiaries;

         (e) other than in the ordinary course of business, no disposal of the business or any property or assets of any member of the Group of a value in excess of HK$500,000 or its equivalent will be made to any person or third party and no interest in a mortgage or charge thereon to secure obligations in aggregate exceeding HK$500,000 or its equivalent will be made or effected;

         (f) save for any expenses incurred by the Company in connection with this Agreement, the Placing Agreement and related transactions, no material liability (including contingent liability) will be assumed or incurred by a member of the Group and no contract of an onerous or long term nature will be entered into by a member of the Group; and

         (g) such meetings of the directors or members of the Company as may be necessary to pass such resolutions as may be required to enable this Agreement to become unconditional will be convened.

8.02 The Warrantors shall procure that as from the date of this Agreement NT and any persons authorised by it shall be given reasonable access to the officers, employees, premises, plant, machinery, books of account, records and documents of all members of the Group and the Warrantors shall use all reasonable endeavours to procure that the officers and employees of the Group shall give promptly to NT and any persons authorised by it all information in relation to the Group that NT may reasonably request after giving reasonable notice therefor.


9.       COSTS AND EXPENSES

         Each of the parties to this Agreement will bear its or his own costs and expenses incurred in relation to the preparation of this Agreement and the Subscription except that the Company shall bear all capital duty in relation to the allotment and issue of the New Shares and the reasonable costs of obtaining the confirmation from the SFC referred to in Clause 2.01(d).


10.      TIME OF THE ESSENCE

         Time will be of the essence of this Agreement.


11.      ANNOUNCEMENTS

         Save as otherwise required by the Stock Exchange or the SFC, none of the parties shall make any public announcement or communication other than the Press Announcement and the Circular in relation to the Subscription without the prior written approval of the other parties to this Agreement.


12.      NOTICES

12.01 A notice, approval, consent or other communication in connection with this Agreement:

         (a)      must be in writing;

         (b) in the case of NT, must be marked for the attention of Mr. Tadao Murakami and in the case of the Company, must be marked for the attention of Mr. Nakahara Fukumori;

         (c) must be left at the address of the addressee, or sent by prepaid ordinary post (airmail if posted to or from a place outside Hong Kong) to the address of the addressee or sent by facsimile to the facsimile number of the addressee which is specified in this clause or if the addressee notifies another address or facsimile number in Hong Kong then to that address or facsimile number.

         The facsimile number of each party is:

         Company
         Facsimile: 2750 4362

         NT
         Facsimile: 2341 4164

         Warrantors
         Facsimile: 2750 4362

12.02 A notice, approval, consent or other communication shall take effect from the time it is received (or, if earlier, the time it is deemed to be received in accordance with sub-clause 12.03) unless a later time is specified in it.

12.03    Subject to sub-clause 12.04 below, a notice is deemed to be received:

         (a) in the case where it is left at the address of the addressee, upon delivery at that address;

         (b) in the case of a posted letter, on the first business day after posting of, if posted to or from a place outside Hong Kong, the third business day after posting;

         (c) in the case of facsimile, on production of a transmission report from the machine from which the facsimile was sent which indicates that the facsimile was sent in its entirety to the facsimile number of the recipient provided that a confirmatory copy of such facsimile shall have been sent by post or by hand in accordance with the above provisions within 24 hours of such transmission.

12.4 A notice received or deemed to be received in accordance with sub-clause 12.3 above on a day which is not a business day or after 5 p.m. on any business day, shall be deemed to be received on the next following Business Day.

12.7 Each party undertakes to notify all of the other parties by notice served in accordance with this clause if the address specified herein is no longer an appropriate address for the service of notice.


13.      GOVERNING LAW

13.01 This Agreement shall be governed by and construed in accordance with the law of the Hong Kong. The parties hereto hereby submits to the non-exclusive jurisdiction of the Courts of Hong Kong.

13.02 NT hereby appoints Nam Tai Electronic & Electrical Products Limited whose registered office is at Unit 9, 15/F., Tower 1, China Hong Kong City, 33 Canton Road, Tsimshatsui, Kowloon, Hong Kong as its process agent to accept service of process in the HK SAR.

13.03 If at any time any provision of this Agreement is or becomes illegal, invalid or unenforceable in any respect, the legality, validity and enforceability of the remaining provisions of this Agreement shall not be affected or impaired thereby, unless the primary purpose of the Agreement shall be frustrated thereby.

13.04 This Agreement constitutes the whole agreement between the parties hereto and supersede all previous agreements between the parties relating to these transactions and it is expressly declared that no variations hereof shall be effective unless made in writing and signed by all the parties hereto.

13.05 Each of the parties hereto shall do and execute or procure to be done and executed all such further acts, deeds, things and documents as may be necessary or desirable to give effect to the terms of this Agreement.

13.06 This Agreement may be executed in one or more counterparts, each of which shall be binding on each party by whom or on whose behalf it is so executed, but which together shall constitute a single instrument.

13.07 NT undertakes that it will not acquire voting rights (as defined in the Code), save for the New Shares, in the Company for the period commencing from the date hereof and ending on the date of the shareholders' meeting of the Company where the resolutions referred to in Clause 2.01(c) are passed (both dates inclusive).


IN WITNESS whereof this Agreement has been entered into the day and year first above written.


SIGNED by                                  )
                                           )
                                           )
                                           )
duly authorised for and on behalf          )
of ALBATRONICS (FAR EAST)                  )
COMPANY LIMITED                            )





SIGNED by                                  )
                                           )
                                           )
                                           )
duly authorised for and on behalf          )
of NAM TAI ELECTRONICS,                    )
INC.                                       )





SIGNED by                                  )
NAKAHARA FUKUMORI                          )
 in the presence of   :                    )





SIGNED by                                  )
WAKAKI KAIZO                               )
 in the presence of:                       )

                                   Schedule 1

                        Names and addresses of Warrantors



(i) The Company whose registered office is at Unit No.4, 5th Floor, Block A, Po Lung Centre, No.11 Wang Chiu Road, Kowloon Bay, Kowloon, Hong Kong.


(ii)     NAME                               ADDRESS

         NAKAHARA Fukumori                  16C Emperor Height
                                            5 Cox's Road
                                            Tsimshatsui
                                            Kowloon
                                            Hong Kong


         WAKAKI Kaizo                       Room 45, 22/F
                                            Tower 6, Hong Kong Parkview
                                            88 Tai Tam Reservoir Road
                                            Hong Kong

                                   Schedule 2

                             Details of the Company


1.       Name: Albatronics (Far East) Company Limited

2.       Place of Incorporation: Hong Kong

3. Authorised Share capital: HK$30,000,000 divided into 300,000,000 shares of HK$0.10 each


         Name                               Address
         ----                               -------

4.       Directors:

         NAKAHARA Fukumori                  16C Emperor Height
                                            5 Cox's Road
                                            Tsimshatsui
                                            Kowloon
                                            Hong Kong

         WAKAKI Kaizo                       Room 45, 22/F
                                            Tower 6, Hong Kong Parkview
                                            88 Tai Tam Reservoir Road
                                            Hong Kong

         YASUKAWA Yoshihiro                 Flat A, 14/F., Block 5
                                            Cavendish Heights
                                            33 Perkins Road
                                            Hong Kong

         MAH Hoon Hai                       7/F., Flat A, Block 10
                                            Pacific Palisades
                                            1 Braemar Hill Road
                                            Hong Kong

         OGURA Keiichi                      7/F., Flat C, Block 11, Site 10
                                            Whampoa Garden
                                            Hung Hom
                                            Kowloon
                                            Hong Kong

         NON-EXECUTIVE DIRECTOR

         LAI Wing Leung                     17th Floor, Flat B
                                            Albron Court
                                            99 Caine Road
                                            Hong Kong

         INDEPENDENT NON-EXECUTIVE DIRECTORS

         CHAN Ching Cheung, Edward          Flat D, 27th Floor, Block 4
                                            City Garden
                                            231-233 Electric Road
                                            North Point
                                            Hong Kong

         LUI Tat Ming                       Room 8, 26/F., Block D
                                            Shan Tsui Court
                                            200 Tai Tam Road
                                            Chai Wan
                                            Hong Kong


5.       Secretary:  Keith Hung Kwok Keung

6.       Auditors:  Deloitte Touche Tohmatsu

7.       Financial year end date:  31st March

                                   Schedule 3

                                   Warranties


The Warrantors hereby jointly and severally warrant and represent to NT that:-

1. All information contained in the recitals to and in Schedule 2 of this Agreement is correct and to the best of the knowledge, information and belief of the Warrantors all information relating to the Group which is known to any of the Warrantors and which would be material to a subscriber for value of the New Shares (in particular information relating to any material contract or commitment of an unusual or onerous nature) has been fully and fairly disclosed to NT and all information provided to NT pursuant to the information request dated 10th September, 1998 prepared by Johnson Stokes & Master is complete and accurate in all respects;

2. There is no option, warrant, right to subscribe on, over or affecting any shares or debenture or registered capital or securities of any member of the Group and no agreement or commitment is outstanding which calls for the allotment or issue of any shares or debentures in any member of the Group;

3. The financial or business information and all statements of fact concerning the Group as contained in the information publicly disclosed by any member of the Group at any time prior to the date hereof and/or as contained in the Press Announcement and all statements of opinion, intention or expectation of the directors in relation to the Company or any of its subsidiaries contained in any such document and/or in the Press Announcement are truly and honestly held and have been made after due and careful consideration, and there is no fact or matter omitted from such document and/or the Press Announcement the omission of which would make any statement in the such document and/or the Press Announcement misleading or which is otherwise material in the context of the Subscription do not contain any material misrepresentation of fact or omit to state a fact necessary to make the information contained therein not materially misleading;

4. The Accounts show a true and fair view in all respects of the state of affairs of the Company and of the Group as at 31st March 1998 and of the profit for the year then ended that date and except as stated in the Accounts, were prepared in accordance with generally accepted accounting principles in Hong Kong consistently applied;

5. The Management Accounts were prepared in accordance with the same accounting policies and practices as the Accounts and represent a true and fair view of the state of affairs and financial position of the Group as at 31st July 1998 and of the results of the Group for the financial period ended on such date;

6. Except as stated in the Accounts the Group owns all of its assets shown or comprised in the Accounts as owned assets and has a good title to such assets and all such assets and all documents necessary to prove the Group's title to such assets are in its possession or under its control;

7. As at the date of this Agreement and as at Completion no member of the Group has or will have guaranteed the liability of any third party which is not a member of the Group save and except shipping guarantees entered into in the ordinary course of business of the Group.

8. To the best of the knowledge, information and belief of the Warrantors, there is no order, decree or judgment of any court or governmental agency or regulatory body outstanding or anticipated against any member of the Group nor is there any investigation or enquiry by any governmental agency or regulatory body outstanding or against any member of the Group which in such case may reasonably be expected to have or has had a material adverse effect upon the financial position of the Group;

9. To the best of the knowledge, information and belief of the Warrantors, in relation to any release, omission, disposal or other fact or circumstance which causes or might cause pollution of the environment or harm to human health, no past or present member of the Group has, in any manner, to an extent which is material in the context of the Group taken as a whole (i) committed any violation of any laws, statutes, ordinances, regulations or other requirements of any relevant governmental authority in the PRC (including the Hong Kong SAR) or Japan; and/or (ii) incurred any liability (whether actual or contingent) with respect thereto;

10. To the best of the knowledge, information and belief of the Warrantors, no member of the Group is in material breach or in material default (nor any event occurred which, with the giving of notice or the lapse of time or both would result in a material default) under any law, agreement, licence, certificate, instrument or authorisation which is binding upon or affects it or any of its assets or revenues or operation of its business or is in breach or violation of its memorandum and articles of association or other constitutive document which is likely to have a material adverse effect on the Group taken as a whole;

11. Since 31st March 1998, except as publicly announced by the Company prior to the date hereof and as disclosed in the Press Announcement:

         (a) there has been no adverse change in the business, financial or trading position or profits or prospects of any other member of the Group which in any such case is material in the context of the Group taken as a whole;

         (b) to the best of the knowledge, information and belief of the Warrantors, no litigation, arbitration proceedings, prosecution or other legal proceedings have been instituted, announced or threatened by or against or remaining outstanding against any member of the Group which in any such case could have a material affect on the Group taken as a whole );

         (c) each member of the Group has carried on its business in the ordinary course and so as to maintain it in a going concern in the same manner as previously carried on;

         (d) no member of the Group has declared, paid or made or proposed to declare, pay or make any bonus in respect of shares, dividends or other distribution other than to members of the Group;

         (e) no member of the Group has issued or proposed to the issue of any debentures or incurred any indebtedness or liabilities or commitments, whether actual, contingent or deferred, which is material in the context of the Group taken as a whole other than in the ordinary course of business of the relevant company;

         (f) no member of the Group has disposed of or transferred, mortgaged or encumbered any asset or any right, title or interest in any asset in a manner which is material in the context of the Group taken as a whole;

         (g) no member of the Group has entered into any contract or commitment (whether in respect of capital expenditure or otherwise) which is of a long-term or unusual nature or involves or could involve an obligation of a nature or magnitude, in either case which is material in the context of the Group taken as a whole;

         (h) no transaction has taken place which might give rise to a claim for Taxation for any member of the Group other than transactions in respect of or arising in the ordinary course of business of the Group;

         (i) no member of the Group has authorised or proposed or announced its intention to propose any merger or demerger or acquisition or disposal of assets or shares which are material in the context of the Group taken as a whole (other than in the ordinary course of trading) or any such material change in its share or loan capital;

         (j) no member of the Group has entered into any reconstruction, amalgamation, transaction or arrangement (otherwise than in the ordinary course of business of the relevant company) which is material in the context of the Group taken as a whole;

         (k) no member of the Group has taken any corporate action or had any order for its winding up, dissolution or reorganisation or for the appointment of a receiver, administrator, administrative receiver, trustee or similar officer of all or as substantial part of its assets and revenues;

         (l) no member of the Group has entered into or varied any terms of any service agreement with any of its directors;

         (m) no member of the Group has entered into any agreement or commitment or passed any resolution with respect to any of the transactions or events referred to in this paragraph.

12. There is no provision in any arrangement, agreement, licence or other instrument to which any member of the Group is a party or to which any of their assets may be bound, entitled or be subject which, in consequence of the Subscription and/or the Placing, would or might to an extent which is material in the context of the Group taken as a whole, result in:

         (a) any monies borrowed by, or other indebtedness , actual or contingent of, any member of the Group being or becoming repayable or being capable of being declared repayable immediately or prior to their stated maturity;

         (b) the creation of any mortgage, charge or other security interest over the whole or any part of the business, property or assets of such member or any such security (whenever arising or having arisen) becoming enforceable;

         (c) cause any breach of such arrangement, agreement, licence or instrument or any limits, restrictions, obligations or commitments contained therein being infringed or exceeded, or such arrangement, agreement, licence or instrument being terminated or adversely affected or any actions being taken of an adverse nature or any obligation arising thereunder;

         (d) any assets of any such member being disposed of other than in the ordinary course of business;

         (e) the interest or business of any such member in or with any firm or body or person or any arrangements relating to such interests or business, being terminated or adversely modified or affected;

         (f) any such member ceasing to be able to carry on business under any name under which it presently does so; or

         (g)      the creation of liabilities by such member.